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                                                                   Exhibit 10.11
com.com
   New York
   Silicon Valley
   Pacific Rim
   The Web




Alexander Brody
managing partner


                                                                 31 July 1996

Dear Marcus:

        The following letter sets out in detail and for your signature the agreement we reached over breakfast on 27 July, 1996. But first, let me reiterate the enthusiasm Brian and I share for Hawaiian Springs, the Brand and you. We think that we will be able to help build the Brand as much as its success will build com.com.

        Here are the points we agreed to in detail;

1. com.com will prepare a brand review and positioning for Hawaiian Springs. (Already presented and agreed)

2. Based on this positioning com.com will prepare for review and your approval an advertising print and direct mail campaign aimed at the distribution channel.

3. We will assist in determining an optimum target audience, as well as potential test market sites.

4. Based on the target audience, we will prepare a campaign encompassing print, broadcast and point of sale aimed at the consumer in the test markets as well as for a sustaining effort in all other areas.

5. In addition we will develop a new label design consistant with the new positioning. We will also develop a transitional package for the event that we wish to use both "flower" and "volcano" for a period of time.

6. Based on test market findings and other needs as they occur as the Brand grows, we, as your agency, will be available to make the necessary adjustments.

7. We will prepare all the above material up to the point of mechanical production. Production estimates will be presented for your approval, and will be charged at cost, including however any costs that we incur, but without profit.


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8. We will make media recommendations and will place media on your behalf, here too we will only charge our actual costs including the acquisition of necessary data and other help to make intelligent choices; these too will be billed without a profit.

9. We will develop advertising materials for both trade and consumer contests and other advertising related materials, as needed.

10. We will assist in developing contacts and advertising for markets abroad.

11. We will be proactive with counsel in all aspects of the Brand where we feel we can contribute.

   Again, as discussed at our breakfast, the special first year fee for the above services will be $5000 a month. The contract period will start on August 1, 1996, with the first two months coming due on September 1, 1996. Because the above fee is at a rate covering only our costs (we hope) we have also agreed that in the case of our performing above expectations and if the Brand moves towards a profit, we will receive in addition to our monthly fee, stock options at your discretion. In the case of unexpected financial performance on the part of com.com we will be back to you and inform you of same. On May 1, 1997 we will look at revising this agreement for the following year, should our performance prove satisfactory. This date could also serve as a time for notice for both parties.

   Marcus, I think that I have covered all of our topics. Should I have left out something of consequence, or if anything in this letter does not agree with your understanding, please let me know. Otherwise, please sign below, to indicate your approval and acceptance of the above.


Agreed to and accepted by               Agreed to and accepted by
Hawaiian Waters                         com.com


By: /s/ Marcus Bender                   By:/s/ Alexander Brody
---------------------                   ----------------------


Date:  8/1/96                           Date:  July 31, 1996